Exhibit 99.1

STR HOLDINGS, INC. REPORTS FIRST QUARTER 2014 RESULTS
-Second Consecutive Quarter of Sequential Sales Growth-

East Windsor, Conn. – May 7, 2014 – STR Holdings, Inc. (NYSE: STRI) today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Summary:

•                  Net sales of $9.3 million

•                  Diluted GAAP loss per share from continuing operations of $(0.12); Diluted non-GAAP loss per share from continuing operations of $(0.08)

•                  Adjusted EBITDA of $(2.9) million

•                  Repurchased 15,611,958 shares of common stock for $25.8 million (including associated fees) in modified “Dutch auction” tender offer

•                  Finished the quarter with $26.5 million in cash and no debt

Financial Results

Net sales for the quarter ended March 31, 2014 were $9.3 million, an increase of 40% sequentially and a decline of 17% from Q1 2013. The sequential increase was driven by approximately 50% higher volume that more than offset a 7% decline in average selling price (“ASP”). On a year–over–year basis, sales volume increased by approximately 10% and ASP declined by approximately 24%.  Net sales in the first quarter of 2013 included $5.1 million of non-recurring sales to First Solar, Inc. The Company’s non-First Solar net sales increased 55% in the first quarter of 2014 compared to the first quarter of 2013.

Gross loss for the first quarter of 2014 was $(0.7) million, or (7)% of net sales, compared to $(1.1) million, or (16)% of net sales, from the fourth quarter of 2013 and $(0.7) million, or (6)% of net sales from the first quarter of 2013.  The sequential improvement was primarily driven by $0.4 million of restructuring costs recorded in the fourth quarter of 2013 associated with the previously announced plant shutdown in Malaysia. Compared to the first quarter of 2013, a 24% ASP decline and a higher scrap more than offset $1.3 million of lower restructuring charges, an increase in paperless product sales mix and prior cost-reduction actions.

Selling, general and administrative expenses for the first quarter of 2014 were $3.0 million compared to $5.3 million in the fourth quarter of 2013 and $4.1 million in the first quarter of 2013. The sequential decrease was driven by $1.0 million of reduced professional fees and $1.7 million of restructuring expense that did not reoccur in the first quarter offset by $0.4 million of higher non-cash stock-based compensation expense. The year-over-year decrease was primarily driven by $0.8 million of reduced labor and benefits due to previous cost-reduction actions, $0.3 million of decreased professional fees and $0.3 million of lower restructuring charges, which more than offset $0.3 million of higher non-cash stock based compensation.

Net loss from continuing operations for the first quarter of 2014 was $(4.6) million, or $(0.12) per diluted share. This compares to a net loss from continuing operations of $(3.7) million, or $(0.09) per diluted share, for the fourth quarter of 2013 and net loss from continuing operations of $(4.2) million, or $(0.10) per diluted share, for the first quarter of 2013. The sequential higher net loss was driven by increased tax expense of $3.1 million partially offset by lower SG&A, research and development expense and bad debt expense.  The higher tax expense was driven by a $1.1 million non-cash deferred tax write-off associated with stock options that were cancelled in the first quarter of 2014 for terminated employees in conjunction with prior year cost-reduction actions.

Adjusted EBITDA for the first quarter of 2014 was $(2.9) million compared to $(3.6) million from the fourth quarter of 2013. This 19% sequential improvement was primarily driven by lower SG&A, research and development and bad debt expense.  This compares to Adjusted EBITDA from continuing operations of $(3.6) million for the first quarter of 2013 or (32)% of net sales.

Non–GAAP net loss from continuing operations for the first quarter of 2014, which excludes certain tax-effected adjustments (as disclosed following the non–GAAP reconciliation table at the end of this press release), was $(3.2) million, or $(0.08) per diluted share. This compares to non–GAAP net loss from continuing operations of $(1.9) million, or $(0.05) per diluted share, for the fourth quarter of 2013 and non–GAAP net earnings from continuing operations of $(2.9) million, or $(0.07) per diluted share, for the first quarter of 2013.

Operations Update

During the first quarter, the Company began outsourcing some of its encapsulant production in China to its contract manufacturer, ZheJiang FeiYu Photo-Electrical Science & Technology Co., Ltd. (“FeiYu”), which entailed significant coordination in training, testing and supply chain logistics. After encountering some unexpected delays, FeiYu initiated production and commenced small shipments in the latter part of the first quarter. In addition, the Company recently finalized engineering changes required to produce low-shrink paperless encapsulants with its existing production equipment and achieved a first quarter product mix of approximately 29% paperless.

Dutch Auction Tender Offer

During the first quarter of 2014, the Company commenced a modified “Dutch auction” tender offer to repurchase, for cash, up to $30.0 million of our common stock.  Upon the closing of the tender offer on March 7, 2014,  the Company repurchased and retired a total of 15,611,958 shares of common stock at $1.54 per share. The total repurchase price for the shares was $24.0 million plus approximately $2.3 million of related fees, of which approximately $1.8 million were paid during the first quarter of 2014.

Balance Sheet and Liquidity

The Company finished the quarter with $26.5 million of cash and no debt.  As of March 31, 2014, the Company also had $12.6 million of income tax receivables.

The Company had negative operating cash flow of $4.9 million during the first quarter of 2014. The use of cash was driven by negative EBITDA generation, increased working capital investment associated with its sequential sales increase and higher inventory required to support its product introduction and initial launch of its contract manufacturing agreement. In addition, the Company incurred approximately $0.5 million of restructuring payments and a one-time $0.6 million deferred compensation payment during the first quarter of 2014.

Strategic Alternatives

The Company will continue to assess strategic alternatives as it executes its China Tolling Plan with the intention of maximizing value to its stockholders. Should the Company fail to meet its objectives under the China Tolling Plan, or otherwise return to profitability in the near term, the Company will consider pursuing other strategic alternatives including acquisitions, divestitures, joint ventures and/or the winding down of its business.

First Quarter Conference Call and Presentation

The Company will not host a quarterly conference call. The Company will continue to report its financial results and other events in the normal course of filing its Forms 10–K, 10–Q and 8–K with the Securities and Exchange Commission.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that we have made in light of our industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this press release, we face risks and uncertainties that include, but are not limited to, the following: (1) incurring substantial losses for the foreseeable future and our inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapuslants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility and our inability to obtain credit; (15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profile causing additional credit risk to our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19) potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) compliance with the Continued Listing Criteria of the NYSE; (24) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 758-7437

joseph.radziewicz@strholdings.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)

Net sales	$9,336	$11,215
Cost of sales	10,017	11,916

Gross loss	(681)	(701)

Selling, general and administrative expenses	2,975	4,137
Research and development expense	256	904
Provision for bad debt expense	24	340
Operating loss	(3,936)	(6,082)

Interest income, net	4	1
Amortization of deferred financing costs	—	(17)
Loss on disposal of fixed assets	(433)	—
Foreign currency transaction (loss) gain	(138)	44
Loss from continuing operations before income tax expense (benefit)	(4,503)	(6,054)
Income tax expense (benefit) from continuing operations	139	(1,844)
Net loss from continuing operations	(4,642)	(4,210)

Discontinued operations:
Earnings from discontinued operations before income tax expense	—	—
Income tax expense from discontinued operations	—	—
Net earnings from discontinued operations	—	—

Net loss	$(4,642)	$(4,210)

GAAP loss per share:
Basic from continuing operations	$(0.12)	$(0.10)
Basic from discontinued operations	$—	$—
Total basic GAAP net loss per share	$(0.12)	$(0.10)

Diluted from continuing operations	$(0.12)	$(0.10)
Diluted from discontinued operations	$—	$—
Total diluted GAAP net loss per share	$(0.12)	$(0.10)

(1) Non-GAAP net loss per share:
Basic from continuing operations	$(0.08)	$(0.07)
Basic from discontinued operations	$—	$—
Total basic non-GAAP net loss per share	$(0.08)	$(0.07)

Diluted from continuing operations	$(0.08)	$(0.07)
Diluted from discontinued operations	$—	$—
Total diluted non-GAAP net loss per share	$(0.08)	$(0.07)

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	40,238,712	41,556,736
(2) Diluted shares outstanding GAAP	40,238,712	41,556,736
Stock options	—	—
Restricted common stock	—	—
(2) Diluted shares outstanding non-GAAP	40,238,712	41,556,736

(1) Please refer to the reconciliation of non-GAAP measures included in this press release.

(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	March 31, 2014	December 31, 2013
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,457	$58,173
Accounts receivable, net	6,127	4,771
Inventories, net	9,542	8,557
Other current assets	19,321	15,379
Total current assets	61,447	86,880

Property, plant and equipment, net	26,774	28,398
Other noncurrent assets	14,105	13,931
Total assets	$102,326	$129,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,248	$2,636
Accrued liabilities	9,202	8,432
Other current liabilities	—	630
Income taxes payable	861	859
Total current liabilities	16,311	12,557

Long-term liabilities	4,792	4,790
Total liabilities	21,103	17,347

STOCKHOLDERS’ EQUITY
Stockholders’ equity	81,223	111,862
Total liabilities and stockholders’ equity	$102,326	$129,209

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended March 31,
	2013	2013
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(4,642)	$(4,210)
Net earnings from discontinued operations	—	—
Net loss from continuing operations	(4,642)	(4,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	511	492
Amortization of deferred financing costs	—	17
Stock-based compensation expense	613	354
Loss on disposal of property, plant and equipment	433	—
Provision for bad debt expense	24	340
Income tax receivable non-cash	(922)	(1,634)
Deferred income tax benefit	1,057	(248)
Changes in operating assets and liabilities	(1,150)	1,156
Other, net	(831)	72
Net cash used in continuing operations	(4,907)	(3,661)
Net cash provided by discontinued operations	—	738
Total net cash used in operating activities	(4,907)	(2,923)

INVESTING ACTIVITIES
Capital expenditures	(946)	(480)
Net cash used in continuing operations	(946)	(480)
Net cash used in discontinued operations	—	—
Total net cash used in investing activities	(946)	(480)

FINANCING ACTIVITIES
Repurchase of common stock in tender offer	(25,836)	—
Proceeds from common stock issued under employee stock purchase plan	1	9
Net cash (used in) provided by continuing operations	(25,835)	9
Net cash used in discontinued operations	—	—
Total net cash (used in) provided by financing activities	(25,835)	9

Effect of exchange rate changes on cash	(28)	(216)

Net change in cash and cash equivalents	(31,716)	(3,610)
Cash and cash equivalents, beginning of period	58,173	81,985
Cash and cash equivalents, end of period	$26,457	$78,375

SUPPLEMENTAL DISCOLSURE OF NON-CASH INVESTING ACTIVITIES
Proceeds received from sale of land	$1,912	$—

* Free cash flow from continuing operations	$(5,853)	$(4,141)

* Please refer to the reconciliation of non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Non-GAAP Loss Per Share
Net loss from continuing operations	$(4,642)	$(4,210)
Adjustments to net loss from continuing operations:
Amortization of deferred financing costs	—	17
Stock-based compensation expense	613	354
Restructuring	27	1,573
Tax impact of option cancellation due to restructuring	1,058	—
Tax effect of non-GAAP adjustments	(215)	(654)
Non-GAAP net loss from continuing operations	$(3,159)	$(2,920)

Non-GAAP net loss per share:
Basic from continuing operations	$(0.08)	$(0.07)
Diluted from continuing operations	$(0.08)	$(0.07)

Weighted-average common shares outstanding:
Basic	40,238,712	41,556,736
(1) Diluted	40,238,712	41,556,736

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Free Cash Flow from Continuing Operations
Cash flow used in operations from continuing operations	$(4,907)	$(3,661)
Less:
Capital expenditures	(946)	(480)
Free cash flow	$(5,853)	$(4,141)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Adjusted EBITDA	$(2,923)	$(3,619)
Depreciation expense	(511)	(492)
Amortization of deferred financing costs	—	(17)
Interest income net	4	1
Income tax (expense) benefit	(139)	1,844
Restructuring	(27)	(1,573)
Stock-based compensation	(613)	(354)
Loss on disposal of property, plant and equipment	(433)	—
Net loss from continuing operations	$(4,642)	$(4,210)

Non—GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company uses non—GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are three non—GAAP financial metrics mentioned: (1) Non—GAAP loss per share from continuing operations (EPS); (2) free cash flow from continuing operations as defined below; and (3) Adjusted EBITDA.

Non—GAAP EPS: The Company believes that non—GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers.

Non—GAAP EPS from continuing operations is defined as net loss from continuing operations not including the tax effected impact of deferred financing costs, stock-based compensation and restructuring divided by the weighted—average common shares outstanding. Please refer to the Company’s Form 10—K filed with the Securities and Exchange Commission (SEC) on March 13, 2014, as well as prior SEC filings, for detailed discussion on some of these adjustments that have been recorded in previous periods. During the current period, we have also included a deferred tax asset write-off relating to canceled stock options as a non-GAAP adjustment. Information regarding this item is set forth below:

•                  Tax impact of option cancellation: The non-cash deferred tax asset write-off related to vested stock options that were cancelled in 2014 due to terminated employees associated with prior restructuring actions. We believe this non-cash charge was directly associated with prior restructuring actions and will not occur in our normal future operations.

Although we use non—GAAP EPS as a measure to assess the operating performance of our business, non—GAAP EPS has significant limitations as an analytical tool because it excludes certain material costs. Because non—GAAP EPS does not account for these expenses, its utility as a measure of our operating performance has material limitations. The omission of restructuring and stock—based compensation expense limits the usefulness of this measure. Non—GAAP EPS also adjusts for the related tax effects of the adjustments and the payment of taxes is a necessary element of our operations. Because of these limitations, management does not view non—GAAP EPS in isolation and uses other measures, such as Adjusted EBITDA, net loss from continuing operations, net sales, gross loss and operating loss, to measure operating performance.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	40,238,712	41,556,736
Diluted shares outstanding GAAP	40,238,712	41,556,736
Stock options	—	—
Restricted common stock	—	—
Diluted shares outstanding non-GAAP	40,238,712	41,556,736

Diluted non—GAAP Shares Outstanding: Due to a loss from continuing operations during the quarter ended March, 31, 2014, the diluted weighted—average common shares outstanding for purposes of its diluted GAAP loss per share does not include 10 shares of unvested restricted common stock, as these potential awards do not share in any loss generated by the Company and are anti-dilutive.

Due to a loss from continuing operations during the quarter and year ended March 31, 2013, the diluted weighted—average common shares outstanding for purposes of its diluted GAAP loss per share does not include 193 of restricted common stock, respectively, as these potential awards do not share in any loss generated by the Company and are anti—dilutive.

Free Cash Flow from Continuing Operations: The Company believes free cash flow from continuing operations is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as operating cash flow from continuing operations excluding cash spent on capital expenditures. A limitation of using free cash flow versus the GAAP measure of cash provided by operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period. We compensate for this limitation by providing information about the changes in our cash balance on the face of the Condensed Consolidated Statements of Cash Flows.